Exhibit 10.02
FISHER SCIENTIFIC INTERNATIONAL INC.
2005 EQUITY AND INCENTIVE PLAN
PERFORMANCE BASED
RESTRICTED STOCK UNIT PURCHASE AGREEMENT
     This RESTRICTED STOCK UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of the ___day of                    , 200___, is entered into by and between Fisher Scientific International Inc., a Delaware corporation (the “Company”), and                      (the “Grantee” and, together with the Company, the “Parties”).
RECITALS
          A. The Company has adopted and approved the Fisher Scientific International Inc. 2005 Equity & Incentive Plan (the “Plan”); and
          B. The Committee appointed to administer the Plan has determined that Grantee is eligible to participate in the Plan and that it would be to the advantage and best interest of the Company and its stockholders to grant the award of Restricted Stock Units (as defined below) provided for herein to Grantee; and
          C. The Grantee is an employee at will and is free to terminate his or her employment at any time and is free to negotiate changes in his or her compensation structure; and
          D. The Grantee has carefully read and fully understands all of the provisions of this Agreement and the Plan, and has knowingly, freely and voluntarily agreed to restructure the Grantee’s compensation structure, including base salary and annual bonus, for calendar year 2006 in exchange for the right to enter into this Agreement, which is valuable and sufficient consideration; and
          E. This Agreement is prepared in conjunction with and under the terms of the Plan. Terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan; and
          F. Among other conditions under the Plan, the Committee has the sole authority to construe and interpret the Plan and this Agreement; and

          G. Grantee has knowingly, freely and voluntarily agreed to restructure his or her compensation and has accepted the grant of the Restricted Stock Units and agreed to the terms and conditions hereinafter stated; and
          H. Grantee acknowledges that Grantee is a highly compensated, professional employee who has carefully read and fully understands all of the provisions of this Agreement and the Plan, has knowingly, freely and voluntarily elected to restructure the Grantee’s compensation structure, including base salary and annual bonus, for calendar year 2006 in exchange for the right to enter into this Agreement, which is valuable and sufficient consideration, and has agreed to the terms and conditions stated herein.
          NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND OF THE PROMISES AND CONDITIONS HEREIN CONTAINED, IT IS AGREED AS FOLLOWS:
     1. Grant of Restricted Stock Units. Subject to the provisions of this Agreement, the provisions of the Plan, and the provisions of the Company’s current agreement relating to intellectual property, confidential information, conflicts of interest, competitive activities and release in effect at the time between the Company and Grantee, the Company has granted effective                                          (the “ Grant Date”) units evidencing a right to receive                     shares of common stock of the Company (the “Common Stock”) pursuant to the terms and conditions of this Agreement (the “Restricted Stock Units” or “Restricted Stock Unit Award”).
     2. Restrictions and Vesting Period.
          (a) Restrictions. The Restricted Stock Units granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, other than by will or the laws of descent and distribution.
          (b) Vesting Period. Subject to the forfeiture provisions set forth in Section 4(a) and accelerated vesting in Section 2(c), the Restricted Stock Units shall become vested and shares of Common Stock shall become deliverable (provided, that such delivery is otherwise in accordance with federal and state securities laws) on the third anniversary of the Grant Date (the “Performance Period”) subject to the attainment of certain performance goals based on the performance metric set forth in Exhibit A hereto as determined by the Committee in its sole discretion (the “Performance Goals”), which determination may be made following a review of audited financials of the Company but in no event later than March 15, 2009.

          (c) Accelerated Vesting upon a Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control of the Company, the Restricted Stock Units shall become vested and shall become deliverable (provided that, such delivery is otherwise in accordance with federal and state securities laws) and the Performance Goals shall be deemed to be achieved at the greater of (i) the target level for the Performance Period, or (ii) the actual level of achievement of such Performance Goals as of the time of the Change in Control (calculated as the actual cumulative performance annualized and then assumed for the entire performance period).
          (d) Adjustments. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
          (e) Cash Bonus for Performance above Target. In the event that target performance goals are exceeded, the Committee may, in its discretion, award the Grantee an additional cash payment at the time of vesting. Grantee will only be eligible for the cash bonus if Grantee is employed by the Company at the time any cash bonus is paid.
     3. No Stockholder Rights. Grantee shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the date of issuance of a stock certificate for such shares. In the event that the Committee approves an adjustment to the Restricted Stock Unit Award pursuant to Section 5(b) of the Plan, then in such event, any and all new, substituted or additional securities to which Grantee is entitled by reason of the Restricted Stock Unit Award shall be immediately subject to the Restrictions and Vesting Period set forth in Sections 2(a) and (b) above with the same force and effect as the Restricted Stock Unit Award subject to such Restrictions immediately before such event.
     4. Cessation of Employment or Service.
          (a) Forfeiture. If, at any time while the Restricted Stock Unit Award is outstanding, the Grantee’s employment or service with the Company or any Subsidiary or Affiliate is terminated for any reason other than those set forth in

Sections 4(b) or 4(c) of this Agreement, then any unvested Restricted Stock Units pursuant to the Restricted Stock Unit Award shall be forfeited to the Company and neither the Grantee nor any of Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Unit Award.
          (b) Termination by the Company without Cause. If the Grantee’s employment or service with the Company or any Subsidiary or Affiliate is terminated by the Company without Cause, the Grantee shall be entitled to receive at the end of the Performance Period a pro rata portion of the number of shares of Restricted Stock Units that the Grantee would have otherwise received in accordance with Section 2(b) above, such pro rata portion to be based on actual performance throughout the Performance Period and the percent of compensation actually reduced as compared to the total that would have been reduced if Company had not terminated Grantee’s employment.
          (c) Death and Disability. If the Grantee’s employment or service with the Company or any Subsidiary or Affiliate is terminated as a result of the Grantee’s death or Disability, the Grantee shall be entitled to receive at the end of the Performance Period the full number of shares of Restricted Stock Units that the Grantee would have otherwise received in accordance with Section 2(b) above had the Grantee’s employment or service not terminated during the Performance Period, such amount based on actual corporate performance throughout the Performance Period. Notwithstanding the foregoing, if such termination for death or Disability should occur prior to the payment of the annual bonus amount for 2006, then the Grantee shall be entitled to receive a pro rata portion of the full number of shares of Common Stock that the Grantee would have otherwise received in accordance with Section 2(b) above had the Grantee’s employment or service not terminated during the Performance Period based on the actual amount of compensation that is reduced in such year through the date of termination of employment.
          (d) Forfeiture Based on Reduced Annual Bonus.
               (i) In the event that the Grantee earns an annual bonus for fiscal year 2006 that is less than the percentage of Grantee’s target annual bonus the cash compensation portion will be reduced to reflect the decreased payout prior to reducing the Restricted Stock Unit award. The Restricted Stock Unit award will be reduced only after no cash bonus is provided to the Grantee.
               (ii) If the Grantee terminates employment or service with the Company or any Subsidiary or Affiliate for any reason prior to the determination of an annual bonus amount for 2006, then the Grantee shall forfeit the entire percentage of Restricted Stock Units representing the target annual bonus that the Grantee has elected to receive in the form of Restricted Stock Units, and vesting of the remaining Restricted Stock Units shall be determined in accordance with Sections 4(a) - (c) above.
     5. Certificates. Upon vesting, the Company will issue a stock certificate for the shares of Common Stock represented by this Agreement, net of any shares of Common Stock withheld by the Company to satisfy the payment of mandatory taxes as described in Section 6 herein.
     6. Taxes. In order to satisfy payment of taxes due upon vesting of the Restricted Stock Units, the Company shall distribute to the Grantee shares of Common Stock net of the number of whole shares of Common Stock the fair market value of which is equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws.
     7. Restrictive Covenants. If the Grantee engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan (including the agreement relating to intellectual property, confidential information, conflicts of interest, competitive activities and release in effect at the time), then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, any unvested shares of this Restricted Stock Unit Award and any shares that vested under this Agreement within a period of 18 months prior to such breach shall be forfeited to the Company upon demand and any amounts realized upon the sale of such vested shares shall be returned to the Company upon demand. Notwithstanding the foregoing, nothing herein shall prevent the Company from seeking any other remedy in equity or law.
     8. Miscellaneous.
          (a) Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
          (b) Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at Liberty Lane,

Hampton, New Hampshire 03842, Attention: Corporate Secretary, and to Grantee at the address set forth below or at such other address as either party may hereafter designate in writing to the other by like notice.
          (c) Successor. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or the Grantee’s Agreement.
          (e) Amendment. This Agreement may not be amended in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.
          (f) Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and shall be interpreted accordingly. In the event that any provision of this Agreement would or may cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and the Company and the Grantee agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Grantee has hereunto set Grantee’s hand.

FISHER SCIENTIFIC INTERNATIONAL INC.

BY:

Signature of Grantee: Print name of Grantee

Address

Social Security Number